UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2007
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other	(Commission File	(IRS Employer
Jurisdiction	Number)	Identification Number)
of Incorporation)

46897 Bayside Parkway,
Fremont, California	94538

(Address of Principal	(Zip Code)
Executive Offices)
Registrant’s telephone number, including area code: (510) 661-5000
Not Applicable
(Former Name or Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) Appointment of Certain Officers. Effective as of May 31, 2007, our Board of Directors appointed and designated Aaron Tachibana as Principal Accounting Officer for the company. Previously, Michael A. Sicuro, who remains our Senior Vice President and Chief Financial Officer, also served as principal accounting officer.
     Mr. Tachibana joined Asyst in June 2004. Prior to his appointment as Vice President, Finance, and Principal Accounting Officer, Mr. Tachibana served with Asyst as Senior Director, FP&A and Operational Finance from February 2005 to May 2007, and Division Controller from June 2004 to May 2005. From December 2000 to June 2003, Mr. Tachibana was Vice President, Corporate Planning & Development of Allied Telesyn, Inc., a provider of networking solutions. From November 1999 to October 2000, he served as Vice President, Chief Financial Officer of TapCast, Inc., a provider of software applications and content delivery to wireless devices, and from July 1997 to October 1999, he was Vice President, Controller of TeraStor Corporation, a provider of optical recording and storage devices. Mr. Tachibana also previously held financial management positions with Maxtor Corporation and was a member of the Financial Management program at the General Electric Company. Mr. Tachibana holds a Bachelor’s degree in Business Administration – Finance, from San Jose State University.
     Asyst previously entered into an employment agreement with Mr. Tachibana under which he is employed with the company on an at-will basis. His annual base salary is currently $215,000. Mr. Tachibana is eligible to participate in Asyst’s annual bonus plan for the fiscal year ending March 31, 2008, with a target bonus of fifty percent. In conjunction with his appointment, Mr. Tachibana received 20,000 shares of restricted stock, which vest in equal installments on each of the first three anniversaries of the award date.
     (e) Officer Equity Awards and Cash Compensation. Effective as of May 31, 2007, the Compensation Committee of the Asyst Board of Directors approved for the fiscal year ending March 31, 2008, the following equity awards, base salaries and target bonuses for the executive officers listed below.

	Stock Unit	Annualized	Annual Target
Name and Office	Awards	Base Salary	Bonus
Stephen S. Schwartz	A: 76,371 shares	$450,000	125%
Chief Executive Officer, President	B: 76,371 shares

Anthony C. Bonora	A: 21,874 shares	$290,000	75%
Executive Vice President of Research & Development, Chief Technical Officer, Asyst	B: 21,874 shares
Fellow

Michael A. Sicuro	A: 23,760 shares	$315,000	75%
Senior Vice President, Chief Financial Officer	B: 23,760 shares

Paula L. LuPriore	A: 23,006 shares	$305,000	75%
Senior Vice President, Automated Solutions Group	B: 23,006 shares

Alan S. Lowe	A: 24,514 shares	$325,000	75%
Senior Vice President, Customer Solutions Group	B: 24,514 shares
Stock Awards A and B: These awards are performance rights to receive the indicated shares of the company’s common stock in the event the company achieves certain income, revenue and operating targets established by the Board of Directors. Actual shares earned will range from 0% to 100% of the theoretical maximum, with 62.5% being earned for “target” performance and 100% being earned for “stretch”

performance (which stretch objectives represent a significantly greater degree of difficulty over the “target” objectives, and will depend upon the company’s ability to deliver growth well in excess of recent trends). Any stock so earned will be subject to a mandatory deferral of issuance and distribution until three years following the award date.
     All the equity awards listed above have been made pursuant to the Asyst 2003 Equity Incentive Plan (last amended by shareholders at the annual meeting on December 14, 2006). Vesting of the equity awards is subject to continued service and/or employment with Asyst, in addition to other conditions summarized above. Each of the awards is in the form of restricted stock units.
     The Compensation Committee of our Board of Directors also established target cash bonus amounts and performance objectives under Asyst’s annual incentive program for its fiscal year 2008. The target bonus amounts for the individual executive officers range from 75% to 125% of base salary. The Compensation Committee has the discretion to award to individual executives more or less than the target bonus amount, based on corporate performance and the Committee’s assessment of an individual’s performance against identified individual objectives; however, no individual may receive more than 200% of the target bonus amount. The Compensation Committee will determine the bonus program fund based on the company’s reported earnings per share and achievement of certain other performance targets for its fiscal year ended March 31, 2008.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.

Date: June 6, 2007	By:	/s/ Steve Debenham Steve Debenham
Secretary

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